EXHIBIT 11


                      COMPUTATION OF EARNINGS PER SHARE


Primary earnings per common share, as set forth in the consolidated statements of earnings, are computed by dividing net earnings by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Fully diluted earnings per share are computed based on the additional assumption that the Company's 6-3/4% Convertible Subordinated Debentures due 2011 were converted to common stock at the date of issuance with a corresponding increase in net earnings to reflect reduction in related interest expense, net of income taxes, except if anti-dilutive.

These computations are set forth below (in thousands except per share data):


                                             52 Weeks Ended      52 Weeks Ended       53 Weeks Ended
                                               January 28,         January 29,          January 30,
                                                  1995                1994                  1993
                                             --------------      --------------       ---------------
EARNINGS PER COMMON SHARE AND
COMMON EQUIVALENT SHARE:
  Weighted average number of shares
  of common stock and common stock
  equivalents outstanding -
    Primary                                        5,779               5,779               5,785
    Fully diluted                                  6,835               6,835               6,841
                                                  ======              ======              ======


NET EARNINGS                                      $4,088              $3,014              $3,910
                                                  ======              ======              ======

NET EARNINGS, adjusted to reflect
  reduction in interest expense
  attributable to convertible
  debentures, net of income tax                   $5,625              $4,551              $5,447
                                                  ======              ======              ======


NET EARNINGS PER SHARE:
  Primary                                         $ 0.71              $ 0.52              $ 0.68
  Fully diluted                                     0.71                0.52                0.68
                                                  ======              ======              ======